Exhibit 4.(a).21

(not an official translation-for convenience only)

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 44

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 75

1.	Sub-section 75.10 (b) shall be deleted.

(20 August 2007)

(sgd)	(sgd)
___________________ Mordechai Mordechai	___________________ Zeev Raz
Director-General	Temporary Director-General,
Engineering and Licensing